Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612

TRIANGLE CAPITAL CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

RALEIGH, NC – March 7, 2012, Triangle Capital Corporation (NYSE: TCAP) (“Triangle” or the “Company”), a leading specialty finance company that provides customized financing solutions to lower middle market companies located throughout the United States, today announced its financial and operating results for the fourth quarter of 2011 and the full year of 2011.

In commenting on the Company’s results, Garland S. Tucker, III, President and Chief Executive Officer, stated, “2011 was an exceptional year for Triangle on every level, including investment performance, financial performance, realized portfolio gains, increased dividends per share, increased net asset value per share, and significant capital markets activities. As we look forward to 2012, we believe the lower middle market will continue to be an appealing place to invest and we feel very good about our opportunity to continue to find attractive risk adjusted returns for our shareholders.”

Fourth Quarter 2011 Results

Total investment income during the fourth quarter of 2011 was $18.3 million, compared to total investment income of $10.4 million for the fourth quarter of 2010, representing an increase of approximately 75.7%. The Company’s increase in investment income is primarily attributable to a $7.9 million increase in total loan interest, fee, dividend, and paid-in-kind interest income due to a net increase in portfolio investments.

Net investment income during the fourth quarter of 2011 was $12.0 million, compared to net investment income of $6.2 million for the fourth quarter of 2010, representing an increase of approximately 93.9%. Net investment income per share during the fourth quarter of 2011 was $0.53 based on weighted average shares outstanding during the quarter of 22.7 million, compared to $0.42 per share during the fourth quarter of 2010.

The Company’s net increase in net assets resulting from operations was $12.4 million during the fourth quarter of 2011, as compared to $7.2 million during the fourth quarter of 2010. The Company’s net increase in net assets resulting from operations was $0.55 per share during the fourth quarter of 2011, based on weighted average shares outstanding during the quarter of 22.7 million, as compared to $0.48 per share during the fourth quarter of 2010.

Full Year 2011 Results

For the year ended December 31, 2011, total investment income was $63.4 million, compared to total investment income of $36.0 million for the year ended December 31, 2010, representing an increase of 76.1%. Total investment income during 2011 consisted of $63.0 million of loan interest, fee, dividend, and paid-in-kind interest income and $0.4 million of interest income from cash on hand. Total investment income in 2010 consisted of $35.7 million of loan interest, fee, dividend, and paid-in-kind income and $0.3 million of interest income from cash on hand. During 2011, the Company’s total investment income was primarily impacted by new investments funded during the year which totaled approximately $225.0 million.

Net investment income for 2011 was $40.3 million, compared to net investment income of $20.1 million during 2010, representing an increase of 100.2%. Net investment income per share during 2011 was $2.06, based on the Company’s weighted average shares outstanding during the year of 19.6 million, compared to $1.58 per share during 2010.

For the year ended December 31, 2011, Triangle recorded net unrealized appreciation of investments, net of income taxes, in the amount of $6.4 million and a net realized gain on investments of $11.0 million, for a total net gain on investments of approximately $17.3 million. As a result of these events, the Company’s net increase in net assets resulting from operations during the year ended December 31, 2011, was $56.8 million as compared to $25.4 million for the year ended December 31, 2010. The Company’s net increase in net assets resulting from operations was $2.90 per share during 2011, based on the Company’s weighted average shares outstanding during the year of 19.6 million, compared to $1.99 per share in 2010.

The Company’s net asset value per share at December 31, 2011, was $14.68, based on total shares outstanding at December 31, 2011, of 22.8 million, as compared to the Company’s net asset value per share at December 31, 2010 of $12.09. As of December 31, 2011, the Company’s weighted average yield on all of its outstanding debt investments (other than non-accrual debt investments) was approximately 15.0%, compared to 15.1% at December 31, 2010.

Dividends and distributions per share for the year ending December 31, 2011, totaled $1.77 compared to dividends and distributions of $1.65 during 2010.

Liquidity and Capital Resources

Commenting on the Company’s liquidity position, Steven C. Lilly, Chief Financial Officer of the Company, stated, “Our ability to access the public markets to raise additional capital continues to be a significant strength for Triangle. Since the beginning of 2011 Triangle has been fortunate to raise approximately $350 million in capital through three successful follow on equity offerings, a successful bond offering, and our senior credit facility. As a result, we are extremely well capitalized as we continue to focus on high quality investment opportunities in the lower middle market.”

At December 31, 2011, the Company had cash and cash equivalents totaling $66.9 million.

The Company has a three-year senior secured credit facility (the “Credit Facility”) with a commitment of $75.0 million, an accordion feature which allows for an increase in the total loan size up to $90.0 million, and contains two one-year extension options bringing the total potential funding period to five years from closing. Borrowings under the Credit Facility generally bear interest at a rate of LIBOR plus 2.95%. As of December 31, 2011, the Company had $15.0 million of debt outstanding under the Credit Facility.

As of December 31, 2011, the Company had outstanding non-callable, fixed rate Small Business Administration (“SBA”) guaranteed debentures totaling $224.2 million with a weighted average interest rate of 4.8%. Subsequent to year end, on March 1, 2012, Triangle pre-paid $10.4 million in SBA guaranteed debentures that bore interest at a weighted average interest rate of 6.2%. This prepayment is a continuation of Triangle’s strategic plan to pre-pay the oldest outstanding SBA guaranteed debentures when excess cash is available. Following the prepayment, the earliest maturity date for SBA debentures outstanding is September 1, 2018.

On February 13, 2012, the Company completed a public offering of 4.3 million shares of common stock with net proceeds of approximately $77.1 million.

On March 2, 2012, the Company completed an underwritten public offering of $60.0 million in aggregate principal amount of 7.00% senior unsecured notes due 2019. The notes will mature on March 15, 2019, and may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after March 15, 2015. The notes bear interest at a rate of 7.00% per year payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning June 15, 2012. The Company has granted the underwriters a 30-day option to purchase up to an additional $9.0 million in aggregate principal amount of notes to cover overallotments, if any.

Dividend and Distribution Information

As previously announced on February 28, 2012, Triangle’s board of directors declared a cash dividend of $0.47 per share. This is the Company’s twenty-first consecutive quarterly dividend since its initial public offering in February, 2007, and represents an 11.9% increase over the first quarter of 2011.

The Company’s dividend will be payable as follows:

Record Date: March 14, 2012

Payment Date: March 28, 2012

Portfolio Investments

During the year ended December 31, 2011, the Company made 21 new investments totaling $200.2 million, additional debt investments in seven existing portfolio companies totaling $24.3 million, and five additional equity investments in existing portfolio companies totaling approximately $0.5 million. The Company also sold three equity investments in portfolio companies for total proceeds of approximately $17.8 million, resulting in realized gains totaling approximately $13.5 million, and converted subordinated debt investments in one portfolio company to equity, resulting in a realized loss of approximately $3.0 million. The Company had seven portfolio company loans repaid at par totaling approximately $39.8 million, resulting in realized gains totaling approximately $0.5 million. In addition, normal principal repayments, partial loan prepayments and payment in kind interest repayments totaled approximately $13.4 million for the year ended December 31, 2011.

Previously announced investment transactions during the fourth quarter of 2011 include:

In October, 2011, Triangle made a $9.7 million investment in Media Storm, LLC (“Media Storm”) consisting of subordinated debt and equity. Media Storm plans and executes advertising purchases on behalf of television networks.

In November, 2011, Triangle made an $8.2 million investment in Trinity Consultants, Inc. (“Trinity”) consisting of subordinated debt and equity. Trinity is an environmental consulting company that specializes in industrial air quality issues and offers consulting, software, and training in air quality, including dispersion modeling, permitting, and compliance assessments.

In November, 2011, Triangle made an $8.0 million investment in WorkForce Software, Inc. (“WorkForce”) as part of a $17.0 million growth capital transaction. Triangle’s investment consists of subordinated debt and equity. WorkForce provides enterprise clients with software solutions to manage employee time and labor schedules, control and manage employee absences, create employee schedules, and track employee compliance.

In December, 2011, Triangle made a $12.5 million subordinated debt investment in a large retailer of western wear.

Investments subsequent to quarter end are summarized as follows:

In February, 2012, Triangle made a $6.3 million investment in Stella Environmental Services, LLC (“Stella”) consisting of subordinated debt with warrants. Stella, formerly a division of Sprint Logistics, is the leading operator of waste transfer stations and disposal logistics in the Houston area for municipal solid waste.

In March, 2012, Triangle made a $12.0 million investment in United Allergy Labs (“UAL”) consisting of first lien debt and equity. UAL tests for and treats allergies using immunotherapy.

Annual Meeting of Stockholders

The 2012 Annual Meeting of Stockholders of Triangle Capital Corporation will be held at The Woman’s Club of Raleigh, 3300 Woman’s Club Drive, Raleigh, NC 27612 on Wednesday, May 2, 2012, at 8:30 a.m. (Eastern Time) for stockholders of record as of the close of business on March 1, 2012.

Conference Call to Discuss Fourth Quarter and Full Year 2011 Results

Triangle has scheduled a conference call to discuss fourth quarter and full year 2011 operating and financial results for Thursday, March 8, 2012, at 9:00 a.m. ET.

To listen to the call, please dial 877-312-5521 or 253-237-1143 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until March 13, 2012. To access the replay, please dial 855-859-2056 or 404-537-3406 and enter the passcode 52987753.

Triangle’s quarterly and annual results conference call will also be available via a live webcast on the investor relations section of its website at http://ir.tcap.com/events.cfm. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website until April 16, 2012.

About Triangle Capital Corporation

Triangle Capital Corporation (www.TCAP.com) is a specialty finance company organized to provide customized financing solutions to lower middle market companies located throughout the United States. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. Triangle typically invests $5.0 million - $20.0 million per transaction in companies with annual revenues between $20.0 million and $200.0 million and EBITDA between $3.0 million and $20.0 million.

Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NYSE, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.

Forward Looking Statements

This press release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future and some of these uncertainties are enumerated in Triangle’s filings with the Securities and Exchange Commission. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. Copies are available on the SEC’s website at www.sec.gov and shareholders may receive a hard copy of the completed audited financial statements free of charge upon request to the Company at 3700 Glenwood Avenue, Suite 530, Raleigh, NC 27612. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Contacts

Sheri Blair Colquitt

Vice President, Investor Relations

919-719-4784

scolquitt@tcap.com

Steven C. Lilly

Chief Financial Officer

919-719-4789

slilly@tcap.com

#            #             #

Triangle Capital Corporation

Consolidated Balance Sheets

	December 31,
	2011	2010
Assets
Investments at fair value:
Non–Control / Non–Affiliate investments (cost of $389,312,451 and $244,197,828 at December 31, 2011 and 2010, respectively)	$396,502,490	$245,392,144
Affiliate investments (cost of $97,751,264 and $60,196,084 at December 31, 2011 and 2010, respectively)	103,266,298	55,661,878
Control investments (cost of $11,278,339 and $19,647,795 at December 31, 2011 and 2010, respectively)	7,309,787	24,936,571

Total investments at fair value	507,078,575	325,990,593
Cash and cash equivalents	66,868,340	54,820,222
Interest and fees receivable	1,883,395	867,627
Prepaid expenses and other current assets	623,318	119,151
Deferred financing fees	6,682,889	6,200,254
Property and equipment, net	58,304	47,647

Total assets	$583,194,821	$388,045,494

Liabilities
Accounts payable and accrued liabilities	$4,116,822	$2,268,898
Interest payable	3,521,932	2,388,505
Taxes payable	1,402,866	197,979
Deferred revenue	—	37,500
Deferred income taxes	628,742	208,587
Borrowings under Credit Facility	15,000,000	—
SBA-guaranteed debentures payable	224,237,504	202,464,866

Total liabilities	248,907,866	207,566,335

Net Assets
Common stock, $0.001 par value per share (150,000,000 shares authorized, 22,774,726 and 14,928,987 shares issued and outstanding as of December 31, 2011 and 2010, respectively)	22,775	14,929
Additional paid-in-capital	318,297,269	183,602,755
Investment income in excess of distributions	6,847,486	3,365,548
Accumulated realized gains (losses) on investments	1,011,649	(8,244,376)
Net unrealized appreciation of investments	8,107,776	1,740,303

Total net assets	334,286,955	180,479,159

Total liabilities and net assets	$583,194,821	$388,045,494

Net asset value per share	$14.68	$12.09

Triangle Capital Corporation

Consolidated Statements of Operations

	Year Ended December 31,
	2011	2010	2009

Investment income:
Loan interest, fee and dividend income:
Non–Control / Non–Affiliate investments	$42,733,900	$24,187,140	$16,489,943
Affiliate investments	8,137,269	4,140,469	4,441,399
Control investments	1,377,232	1,333,385	1,142,764

Total loan interest, fee and dividend income	52,248,401	29,660,994	22,074,106

Paid–in–kind interest income:
Non–Control / Non–Affiliate investments	8,321,758	4,449,358	3,114,325
Affiliate investments	2,274,514	1,059,069	1,539,776
Control investments	157,335	471,431	420,718

Total paid–in–kind interest income	10,753,607	5,979,858	5,074,819

Interest income from cash and cash equivalent investments	361,973	344,642	613,057

Total investment income	63,363,981	35,985,494	27,761,982

Expenses:
Interest and credit facility fees	10,114,011	7,350,012	6,900,591
Amortization of deferred financing fees	945,492	796,994	363,818
General and administrative expenses	11,965,985	7,689,015	6,448,999

Total expenses	23,025,488	15,836,021	13,713,408

Net investment income	40,338,493	20,149,473	14,048,574

Net realized gains (losses):
Net realized gain (loss) on investments—Non Control / Non–Affiliate	1,894,677	(1,623,104)	448,164
Net realized loss on investment—Affiliate	—	(3,855,769)	—
Net realized gain on investment—Control	9,078,810	—	—

Total net realized gains (losses)	10,973,487	(5,478,873)	448,164
Net unrealized appreciation (depreciation) of investments	6,367,473	10,940,689	(10,310,194)

Total net gain (loss) on investments before income taxes	17,340,960	5,461,816	(9,862,030)
Provision for taxes	(908,416)	(220,740)	(149,841)

Net increase in net assets resulting from operations	$56,771,037	$25,390,549	$4,036,703

Net investment income per share—basic and diluted	$2.06	$1.58	$1.63

Net increase in net assets resulting from operations per share—basic and diluted	$2.90	$1.99	$0.47

Dividends declared per common share	$1.77	$1.61	$1.62

Capital gains distributions declared per common share	$—	$0.04	$0.05

Weighted average number of shares outstanding—basic and diluted	19,555,268	12,763,243	8,593,143

Triangle Capital Corporation

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2011	2010	2009

Cash flows from operating activities:
Net increase in net assets resulting from operations	$56,771,037	$25,390,549	$4,036,703
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio investments	(224,996,843)	(173,581,930)	(48,475,570)
Repayments received/sales of portfolio investments	66,345,192	54,914,835	21,431,698
Loan origination and other fees received	4,364,689	3,351,568	952,500
Net realized (gain) loss on investments	(10,973,487)	5,478,873	(448,164)
Net unrealized (appreciation) depreciation on investments	(6,787,628)	(10,572,009)	10,576,873
Deferred income taxes	420,155	(368,680)	(266,680)
Paid–in–kind interest accrued, net of payments received	(6,110,494)	(2,269,307)	(2,165,015)
Amortization of deferred financing fees	945,492	796,994	363,818
Accretion of loan origination and other fees	(1,751,182)	(1,268,839)	(663,506)
Accretion of loan discounts	(1,178,229)	(701,268)	(421,495)
Accretion of discount on SBA-guaranteed debentures payable	172,638	50,948	—
Depreciation expense	27,295	19,554	22,548
Stock-based compensation	1,909,808	1,151,576	701,601
Changes in operating assets and liabilities:
Interest and fees receivable	(1,015,768)	(215,212)	2,867
Prepaid expenses and other current assets	(504,167)	167,639	(191,465)
Accounts payable and accrued liabilities	1,847,924	46,721	613,268
Interest payable	1,133,427	54,553	452,191
Deferred revenue	(37,500)	(37,500)	75,000
Taxes payable	1,204,887	138,801	28,742

Net cash used in operating activities	(118,212,754)	(97,452,134)	(13,374,086)

Cash flows from investing activities:
Purchases of property and equipment	(37,952)	(38,535)	(3,194)

Net cash used in investing activities	(37,952)	(38,535)	(3,194)

Cash flows from financing activities:
Borrowings under SBA-guaranteed debentures payable	31,100,000	102,803,918	6,800,000
Repayments of SBA-guaranteed debentures payable	(9,500,000)	(22,300,000)	—
Borrowings under Credit Facility	30,400,000	—	—
Repayments of borrowings under Credit Facility	(15,400,000)	—	—
Financing fees paid	(1,428,127)	(3,456,756)	(358,900)
Proceeds from public stock offerings, net of expenses	128,636,252	41,212,968	47,332,682
Common stock withheld for payroll taxes upon vesting of restricted stock	(643,308)	(234,912)	(66,900)
Taxes paid on deemed distribution of long term capital gains	(495,233)	—	—
Cash dividends paid	(32,370,760)	(20,466,584)	(11,970,102)
Cash distributions paid	—	(448,164)	(352,366)

Net cash provided by financing activities	130,298,824	97,110,470	41,384,414

Net increase (decrease) in cash and cash equivalents	12,048,118	(380,199)	28,007,134
Cash and cash equivalents, beginning of year	54,820,222	55,200,421	27,193,287

Cash and cash equivalents, end of year	$66,868,340	$54,820,222	$55,200,421

Supplemental Disclosure of cash flow information:
Cash paid for interest	$8,675,796	$7,244,512	$6,448,400

Summary of non-cash financing transactions:
Dividends declared but not paid	$—	$—	$4,774,534
Dividends paid through DRIP share issuances	$4,215,462	$4,879,008	$999,872